June 28, 1995

Rochester Medical Corporation
1500 Second Avenue N.W.
Stewartville, Minnesota 55976

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

         I have acted as counsel to Rochester Medical Corporation, a Minnesota corporation (the "Company"), in connection with the proposed resale by certain selling shareholders ("Selling Shareholders") of up to 140,000 shares of common stock of the Company, par value $.01 per share (the "Common Stock"), covered by a registration statement on Form S-3 being filed with the Securities and Exchange Commission on June 28, 1996 (the "Registration Statement").

         I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of my opinions set forth below. In rendering my opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise) executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinions, I have relied upon certificates of officers of the Company and of public officials. I have also assumed that the Common Stock will be paid for by the Selling Shareholders in accordance with the terms of the warrants previously issued to them, and will be issued by the Company upon receipt of payment therefor.

         Based on the foregoing, I am of the opinion that the shares of Common Stock to be sold by the Selling Shareholders pursuant to the Registration Statement have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor, will be validly issued, fully paid and nonassessable.

         My opinions expressed above are limited to the laws of the State of Minnesota.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to my firm under the heading Legal Matters in the Prospectus constituting part of the Registration Statement.

                                         Very truly yours,


                                         /s/ George H. Frisch